Sub-Item 77Q1(e) – 1 of 2

Mutual Consent to Add Series to the Heartland Group, Inc. Investment Advisory Agreement

 (dated January 12, 1987)

Mutual Consent to Add Series to

Heartland Group, Inc. Investment Advisory Agreement Dated January 12, 1987

This Mutual Consent (the “Consent”) by and between Heartland Group, Inc., a Maryland corporation (the “Fund Company”), and Heartland Advisors, Inc., a Wisconsin corporation (the “Advisor”), is made this 16th day of May, 2013, and modifies the Investment Advisory Agreement by and between the Fund Company and the Advisor dated January 12, 1987 (the “Agreement”) in accordance with the terms thereof.

WHEREAS, the Fund Company is a registered open-end management investment company organized as a series company offering a number of portfolios of securities (each a “Series”);

WHEREAS, on or about May 1, 2013, the Heartland International Value Fund (the “New Fund”) became a Series of the Fund Company and the Fund Company seeks to have Advisor serve as Investment Advisor of that Series pursuant to the Agreement;

WHEREAS, pursuant to an Agreement and Plan of Reorganization by and between Trust for Professional Managers, on behalf of the Heartland International Value Fund (the “Existing Fund”), and the Fund Company, on behalf of the New Fund, the assets of the Existing Fund will be transferred to the New Fund on or about October 1, 2013; and

WHEREAS, Schedule A to the Agreement may be modified by the mutual consent of the Fund Company and the Advisor pursuant to the Recitals thereto in order to modify the Series to which the Advisor renders services to the Fund Company pursuant to the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Fund Company and Advisor agree as follows:

1.

List of Series.  Effective October 1, 2013, Schedule A (List of Series) of the Agreement is hereby amended and restated with the Schedule A attached hereto.

2.

Choice of Law. This Consent shall be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin, without giving effect to the choice of laws provisions thereof.

3.

Counterparts.  This Consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

[Signature Page to Mutual Consent]

IN WITNESS WHEREOF, the parties hereto have caused this Consent to be executed by their officers designated below as of the date first set forth above.

HEARTLAND ADVISORS, INC.

By:	/s/ Paul T. Beste
Paul T. Beste, Chief Operating Officer

HEARTLAND GROUP, INC.

By:	/s/ William R. Nasgovitz
William R. Nasgovitz, Chief Executive Officer

INVESTMENT ADVISORY AGREEMENT

SCHEDULE A

(Amended and Restated as of October 1, 2013)

The investment advisory services to be provided under this Investment Advisory Agreement by and between the parties hereto shall pertain to the Fund’s investment activities relating to the assets allocated to the following Series of the Fund’s shares.

1.

Heartland Value Plus Fund

a.

Effective Date: October 26, 1993.

b.

Management Fee: The management fee for this Series, calculated in accordance with paragraph 3 of this Investment Advisory Agreement, shall be at the annual rate of 0.70 of 1% of the average daily net assets of the Series.

2.

Heartland Select Value Fund (previously known as the Heartland Large Cap Value Fund)

a.

Effective Date: October 11, 1996.

b.

Management Fee: The management fee for this Series, calculated in accordance with paragraph 3 of this Investment Advisory Agreement, shall be at the annual rate of 0.75 of 1% of the first $1 billion of the average daily net assets of the Series and 0.70 of 1% on the average daily net assets of the Series in excess of $1 billion.

3.

Heartland International Value Fund (between October 1, 2010 and September 30, 2013, the predecessor to the Fund was a series of the Trust for Professional Managers)

a.

Effective Date: October 1, 2013.

b.

Management Fee: The management fee for this Series, calculated in accordance with paragraph 3 of this Investment Advisory Agreement, shall be at the annual rate of 0.85 of 1% of the average daily net assets of the Series.